Exhibit 99.1

Nuvve Corporation Activates Bidirectional Flow of Energy from Electric School Buses to Con Edison’s Grid in New York

V2G technology leader demonstrates vehicle-to-grid (V2G) capability in White Plains, NY with Con Edison

SAN DIEGO, CA – December 10, 2020 – Nuvve Corporation, a San Diego-based, green energy technology company and a leader in vehicle-to-grid (V2G) technology, has begun using the batteries on five electric school buses (e-buses) to provide power to Con Edison’s grid, marking the first time in New York State history that electricity has flowed from buses into a utility’s grid.

The e-buses are from Lion Electric, a North American leader in heavy-duty zero emission transportation with which Nuvve recently announced a collaboration to provide V2G-enabled school buses. By day, these e-buses carry students to schools in the White Plains area, displacing their diesel-powered counterparts. E-buses have shown to provide a cleaner ride for kids and, with lower CO2 emissions, can help better the air quality in the Westchester County community.

The project began in 2018 as a partnership among Lion, Nuvve, White Plains School District, National Express and First Priority Group with 5 electric school buses. The charging and discharging takes place at a depot in North White Plains. When plugged in, Nuvve’s V2G platform determines the optimal time to charge according to when rates are lowest. On nights and weekends, when the buses are parked and not in use, the system reverses the flow of power – 10 kilowatts from each bus - into the grid.

The goal of the project is to explore the technological and economic potential of using e-buses on a wider scale to improve air quality and grid reliability. There are approximately 1,000 school buses operating in Westchester and 8,000 in New York City that could make a significant difference to the environment if converted to electric with V2G capability.

“We think electric school buses may provide an opportunity to achieve two of our company’s goals: reducing carbon emissions and maintaining our industry-leading reliability” said Brian Ross, Con Edison’s manager for the project. “We are innovating to help our state and region achieve a clean energy future in which electric vehicles will have a big role.”

The White Plains school district put the buses on the road for the 2018-2019 school year and has found them to be a reliable source of transportation to date. Nuvve’s V2G software platform ensures that the energy delivered to the buses is prioritized to perform their daily driving routes while still delivering grid services when needed.

The upfront cost of e-buses is higher than traditional diesel ones. However, V2G enables the e-buses to discharge energy back to the grid and perform grid services, both of which can result in shared revenue and can help lower the total cost of ownership. These savings help make e-buses more attractive to school districts, the communities they serve, and the bus operators that provide the service.

“Our V2G software platform is designed to deliver grid services such as those to Con Edison from electric school buses”, said Gregory Poilasne, chairman and CEO of Nuvve Corporation. “The electric buses provide a cleaner environment for communities and help lower CO2 emissions while ensuring that driving energy needs are met every day.”

School schedules match up well with the power needs of Con Edison’s 3.5 million customers. School buses are generally idle during the summer, which is when utility customers’ need for power rises due to an increased use of air conditioning. Discharging power from a sufficient number of electric buses into the grid at these times of high demand would take stress off Con Edison electric-distribution equipment and increase grid resilience.

Nuvve is building alliances with both utilities and school bus manufacturers to enable a national roll out of V2G-enabled school buses, which Nuvve believes will eventually replace diesel buses at a competitive cost. Nuvve’s proprietary energy aggregator platform, called GIVe™, has been used around the world to transform electric vehicles into distributed energy resources (DERs) that can be controlled to deliver specific energy services to the grid.

Nuvve announced recently a definitive merger agreement with Newborn Acquisition Corp. (Nasdaq: NBAC), which will result in Nuvve becoming a listed public company at closing.

About Nuvve Corporation

Nuvve Corporation is a San Diego-based green energy technology company whose mission is to lower the cost of electric vehicle ownership while supporting the integration of renewable energy sources, including solar and wind. Our proprietary vehicle-to-grid (V2G) technology – Nuvve’s Grid Integrated Vehicle (GIVe™) platform – is refueling the next generation of electric vehicle fleets through cutting-edge, bidirectional charging solutions. Since its founding in 2010, Nuvve has been responsible for successful V2G projects on five continents and is deploying commercial services worldwide. For more information please visit www.nuvve.com or follow us on LinkedIn and Twitter.

Nuvve Press Contact

Marc Trahand, EVP Marketing

marc@nuvve.com

+1 858 250 9740

Nuvve Investor Contact

Lytham Partners

Robert Blum

nuvve@lythampartners.com

+1 602 889 9700

About Newborn Acquisition Corp.

Newborn Acquisition Corp. is a blank check company, holding approximately $57.5 million in its trust account, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Important Information and Where to Find it

In connection with the proposed business combination, Nuvve Holdings, as the successor to Newborn, will file a registration statement on Form S-4 (the “Form S-4”) with the SEC. The Form S-4 will include a preliminary proxy statement/prospectus of Newborn and Nuvve Holdings, which Newborn will file with the SEC as a proxy statement on Schedule 14A, for the solicitation of proxies from Newborn’s shareholders and for the offering of Nuvve Holdings’ securities to the security holders of Newborn and Nuvve in the business combination. Additionally, Newborn and Nuvve Holdings will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. The definitive proxy statement/prospectus will be mailed to Newborn shareholders as of a record date to be established for voting on the proposed business combination. Investors and security holders of Newborn are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Newborn and its directors and officers may be deemed participants in the solicitation of proxies of Newborn’s shareholders in connection with the proposed business combination. Nuvve and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Newborn’s executive officers and directors in the solicitation by reading Newborn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Newborn’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding the proposed business combination between Newborn and Nuvve and Nuvve’s strategy, future operations, estimated and projected financial performance, prospects, plans and objectives are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Newborn and Nuvve disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Newborn and Nuvve caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Newborn or Nuvve. In addition, Newborn cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Newborn or Nuvve following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Newborn, or other conditions to closing in the merger agreement; (iv) the risk that the proposed business combination disrupts Nuvve’s current plans and operations as a result of the announcement of the transactions; (v) Nuvve’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Nuvve to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) risks related to the rollout of Nuvve’s business and the timing of expected business milestones; (viii) Nuvve’s dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; (ix) Nuvve’s ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and Nuvve’s accounting staffing levels; (x) Nuvve’s current dependence on sales of charging stations for most of its revenues; (xi) overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; (xii) potential adverse effects on Nuvve’s revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by Nuvve; (xiii) the effects of competition on Nuvve’s future business; (xiv) risks related to Nuvve’s dependence on its intellectual property and the risk that Nuvve’s technology could have undetected defects or errors; (xv) changes in applicable laws or regulations; (xvi) the COVID-19 pandemic and its effect directly on Nuvve and the economy generally; (xvii) risks related to disruption of management time from ongoing business operations due to the proposed business combination; (xvii) risks relating to privacy and data protection laws, privacy or data breaches, or the loss of data; and (xix) the possibility that Nuvve may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release materialize or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the reports that Newborn has filed and will file from time to time with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Newborn’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

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